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                                                                    EXHIBIT 99.1

NEOSE ANNOUNCES PRICING OF $28,000,000 MILLION OFFERING OF COMMON STOCK

Horsham, PA, February 18, 2005 - Neose Technologies, Inc. (Nasdaq NM: NTEC) today announced the pricing of its public offering of 7,000,000 shares of common stock at a price of $4.00 per share under an existing shelf registration statement. The gross proceeds of the offering will be $28,000,000 million. Neose has granted the underwriters a 30-day option to purchase up to 1,050,000 additional shares of its common stock at the same price per share to cover over-allotments, if any.

UBS Investment Bank is acting as the sole book-running manager in this offering. J.P. Morgan Securities, Inc. and Jefferies & Company, Inc. are acting as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A final prospectus relating to these securities will be filed with the Securities and Exchange Commission. The offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, copies of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

ABOUT NEOSE

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance(TM) and GlycoPEGylation(TM) technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose's first two proprietary candidates are GlycoPEG-EPO (NE-180), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF). It is expected that an investigational new drug application (IND) for NE-180 will be submitted to the U.S. Food and Drug Administration (FDA) during the second quarter of 2005. In addition, it is expected that the equivalent of an IND will be submitted in an EU country by the end of 2005 for GlycoPEG-GCSF.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President
and Chief Financial Officer

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Barbara Krauter
Manager, Investor Relations
(215) 315-9000
E-mail: info@neose.com

For more information, please visit www.neose.com.

Neose "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose's Annual Report on Form 10-K for the year ended December 31, 2003, entitled "Factors Affecting the Company's Prospects" and discussions of potential risks and uncertainties in Neose's subsequent filings with the SEC.